Exhibit 10.3


          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                        EXCLUSIVE DISTRIBUTION AGREEMENT
                        --------------------------------

      This Exclusive Distribution Agreement ("Agreement") is made as of March 1, 2002 (the "Effective Date"), between CollaGenex Pharmaceuticals, a Pennsylvania corporation, having its principal place of business at 41 University Drive, Suite 200, Newton, PA 18940 ("Client"), and CORD Logistics, Inc., an Ohio corporation, having its principal place of business at 15 Ingram Boulevard, LaVergne, TN 37086 ("CORD").

      A. Client is, among other things, in the business of developing and marketing pharmaceutical products in the United States, the District of Columbia and Puerto Rico (the "Territory").

      B.  CORD  is,  among  other  things,   in  the  business  of  distributing
pharmaceutical products to wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies, and other health care providers in the Territory, and of providing Information Systems and other services that support its customers' use of its distribution capabilities.

      C. Client desires to engage CORD as its exclusive distribution agent for commercial sales and samples of Periostat, Atrisorb-D and Atridox in all formulations (collectively, the "Product"), and such other pharmaceutical products agreed to by the parties in writing in the Territory and to perform certain other services described in this Agreement, all upon the terms and conditions set forth in this Agreement.

      THEREFORE, in consideration of the mutual conditions and covenants set forth herein, CORD and Client (collectively referred to as "Party" or "Parties") agree as follows:

      1. APPOINTMENT/AUTHORIZATION.

      1.1 Upon the terms and conditions set forth in this Agreement, Client appoints CORD as its exclusive distribution agent of Product (including samples of the Product) in the Territory to Client's customers, including, but not limited to, wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies and other health care providers in the Territory (collectively, "Customers").

      1.2 Subject to the terms and conditions set forth in this Agreement, CORD accepts the appointment to represent Client as its authorized exclusive distribution agent of Product to Customers in the Territory.

      2. SERVICES.

      2.1 CORD shall provide the services set forth in the Operating Guidelines, which include, without limitation, storage, distribution, returns, customer support, financial support, EDI and system access support ("Services"). A copy of the Operating Guidelines is attached hereto as Exhibit A and incorporated by reference.

      2.2 The Operating Guidelines may be amended from time to time upon the mutual written agreement of the Parties; provided, however, that any change, modification or amendment to the Operating Guidelines may result in an increase in the fees charged by CORD in Section 5.

      2.3 CORD's services shall comply with the Operating Guidelines, provided Client's shipments of Product to CORD are within [**] percent ([**]%) of its Forecast (as hereinafter defined).

      2.4 All Product Returns shall be processed and handled by CORD in accordance with the Operating Guidelines; and, any customization or additional return services requested by Client shall be performed at an additional fee as agreed by the Parties.

      2.5 Client is solely responsible for all Product recalls. In the event Product is subject to recall, or Client, on its own initiative, recalls any Product, CORD shall provide assistance to Client as set forth in the Operating Guidelines, provided that Client shall pay to CORD an amount equal to CORD's actual costs incurred with any such recall services, (such cost shall be in addition to the Service Fees described in Section 5 below), unless such recall is due solely to the negligence or willful misconduct of CORD, in which case, CORD shall reimburse Client for Client's actual costs resulting from any such recall.

      3. PRODUCT SUPPLY/CLIENT RESPONSIBILITIES.

      3.1 Client shall deliver Product to CORD at CORD's facility located at 15 Ingram Boulevard, Suite 100, La Vergne, TN 37086, or to such other distribution facility as may be designated by CORD to Client in writing ("Facility").

      3.2 Client shall be responsible for delivery of Product to the Facility, including all costs, expenses and risk of loss associated with such delivery. Title to Product shall remain with Client at all times, even when Product is stored or warehoused at the Facility. Client shall at all times insure the Product for damage, loss, destruction, theft or any such other property damage ("Loss") as further set forth in Section 17 below. Except for Loss resulting solely from the gross negligence or willful misconduct of CORD, Client shall bear all risk of loss or damage with respect to the Product stored or warehoused at the Facility.

      3.3 Client shall provide CORD with a forecast of the volume of Product to be handled by CORD under this Agreement, not less often than semi-annually ("Forecast"). Upon execution of this Agreement, Client shall deliver to CORD a customer list, which sets forth the Product prices (the "Customer Price List"). Client shall notify CORD of any change in the Customer

Price List not less than seventy-two (72) hours prior to the effective date of any such change. CORD shall use commercially reasonably efforts to implement such price change in accordance with Client's instruction.

      3.4 Upon receipt of the Product at the Facility, CORD shall visually inspect each shipment of Product for external damage or loss in transit and notify Client of any such damage or loss within a commercially reasonable period of time following discovery.

      4. INFORMATION SYSTEM ACCESS.

      4.1 CORD shall provide Client access to an Operating System Base, which consists of the software used by CORD to support the services provided to Client, including the server and other components needed to execute the software and certain support services associated therewith, as further set forth in the Operating Guidelines (collectively, the "System"), upon the terms and conditions set forth in the System Access Agreement. A copy of the System Access Agreement is attached as Exhibit C and incorporated herein by reference. The software releases are (i) EliteSeries 6.1.2, as modified by CORD, supplied by Tecsys, Inc., a Montreal, Quebec, Canadian company, and any upgrades, maintenance releases or modifications implemented by CORD to support distribution services provided by CORD; (ii) BACCS 3.0 as modified by CORD and any upgrades implemented by CORD to support financial services provided by CORD; and (iii) Impromptu 6.0, supplied by Cognos Inc., a Canadian company, and any upgrades, maintenance releases or modifications implemented by CORD to support reporting services provided by CORD.

      4.2 The System shall be made available to Client at the fees set forth in the Fee Schedule, except that any custom enhancements requested by Client shall be billed separately based on an hourly rate set forth in the Fee Schedule (as defined in Section 5).

      4.3 In addition to the terms set forth in the System Access Agreement, Client shall maintain (i) a local area network sufficient to support Client's terminals and personal computers that have access to the System, all such personal computers shall meet the minimum specifications necessary to support software needed to access the system; (ii) a centralized server sufficient for data storage, if data export requirements exist; and (iii) a connection to the internet sufficient to support system access. Client shall also assign knowledgeable and qualified employees or representatives to facilitate access to the System.

      5. FEES.

      5.1 As compensation for the Services, Client shall pay to CORD the fees (the "Fees") set forth on Exhibit B (the "Fee Schedule").

      5.2 CORD shall issue an invoice to Client for the Services rendered under this Agreement or for any other amounts due on a monthly basis. Payment is due within [**] days of the invoice date. If the Invoice is not paid within such [**] day period, a service charge on the unpaid amount calculated at the rate of 1.5% per month (or the maximum rate permitted by law if such rate is less than 1.5% per month) shall be imposed until such amount is paid in full.

      5.3 The Fees shall be held firm for the first contract year. Thereafter, CORD shall adjust the price not more often than once per contract year by the greater of (i) the increase in the Producer Price Index - All Commodities published by the United States Department of Labor, Bureau of Statistics, as amended from time to time, or (ii) five percent (5%). For purposes of sub-Section (i), the base point shall be the index level on the first day of the contract year.

      5.4 Notwithstanding the terms set forth above in Section 5.3, if CORD can reasonably demonstrate that the costs for providing the Services have materially increased, or are likely to materially increase in the coming year due to the adoption of any applicable law or regulation (or any material change in the interpretation or administration thereof), or due to unforeseen circumstances beyond CORD's reasonable control, then upon notice from CORD, the Parties agree to meet in good faith and negotiate a mutually acceptable adjustment to the Fees.

      6. TERM AND TERMINATION.

      6.1 The initial term of this Agreement shall begin on the Effective Date and shall continue for a period of three (3) years (the "Initial Term"), unless terminated earlier pursuant to this Agreement. Thereafter, this Agreement shall automatically renew for additional terms of one (1) year each, unless written notice of termination is given by either Party at least [**] days prior to the end of the Initial Term, or such other term, in which case this Agreement shall terminate at the end of the then current term.

      6.2 Either Party shall have the right to terminate this Agreement:

            (a) upon [**] days prior written notice to the other Party, provided that in the event Client terminates this Agreement, without cause, prior to the end of the Initial Term, such termination shall be effective only upon payment to CORD of [**] of System Access Fees set forth on the Fee Schedule;

            (b) upon the breach by the other Party of a material provision of this Agreement and that Party's failure to cure such breach within thirty (30) days following written notice thereof from the non-breaching Party, provided that, with respect to any failure to make any payment when due under this Agreement, such period to cure shall be reduced to ten (10) days; or

            (c) immediately upon notice to the other Party following the commencement of any bankruptcy or insolvency proceeding (whether voluntary or involuntary) with respect to such other Party or its assets, which in the event of an involuntary proceeding, is not dismissed within sixty (60) days, the general assignment for the benefit of creditors by such other Party, or the appointment of a receiver, trustee or liquidator by or for such other Party.

      6.3 Termination or expiration of this Agreement shall not relieve either Party from any liability or obligation that accrued prior to such termination or expiration. Upon termination or expiration of this Agreement, all Product shall be returned to Client or a designee of Client, at Client's sole cost and expense. Sections 13 and 14 shall survive termination or expiration of this Agreement.

      7. AUDITS. No more than once per calendar year, Client or its designee shall have the right during normal business hours (i.e., 8:00 a.m. to 5:00 p.m. local time), upon fifteen (15) business days prior written notice to CORD, to:
(a) conduct a physical audit of such parties of the Facility that relate solely to Product stored and warehoused at the Facility under this Agreement; and (b) review and audit records that relate solely to the storage and distribution of the Product.

      8. COMPLIANCE WITH LAWS. Each Party shall conduct its activities in connection with this Agreement in compliance with all applicable laws, rules, regulations, and orders of governmental entities.

      9. REPRESENTATIONS AND WARRANTIES.

      9.1 Each Party represents and warrants to the other that:

            (a) it has full power and authority to enter into this Agreement and perform all obligations and conditions to be performed by it under this Agreement without any restriction by any other Agreement or otherwise;

            (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of that Party; and

            (c)  this  Agreement   constitutes  the  legal,  valid  and  binding
obligation of that Party.

      9.2 Client further represents and warrants to CORD that the Product:

            (a) is and shall be manufactured in conformity with the Food, Drug and Cosmetic Act, as amended from time to time, and all other applicable laws, rules, regulations and orders of governmental entities relating to the manufacture, promotion, sale or distribution of the Product; and

            (b) does not violate or infringe any patent, trademark, tradename or other interest of any person or entity.

      10. TAXES. Client shall pay when due all sales, use, gross receipts, excise, personal property taxes associated with the Product (excluding any personal property tax associated with CORD's equipment used in connection with the Services), and other taxes now or hereafter imposed as a result of the transactions contemplated by this Agreement, none of which have been included in the fees payable to CORD under this Agreement; provided that the amounts payable by Client under this section shall not include taxes based on the net income of CORD.

      11. TRADEMARKS. Neither Party shall have the right to use the name of the other Party or any Affiliate of the other Party, or the other Party's or such Affiliates' trademarks, service marks, logos, or other similar marks in any manner except with the prior written approval of that Party; provided that the foregoing shall not prohibit CORD's use of Client' names or marks in connection with the performance of the Services in a manner consistent with this Agreement.

"Affiliate," as used in this Agreement, means any legal entity which, during the Term hereof, controls, is controlled by, or is under common control with, such Party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting interest of all equity interests of the other entity (or other such comparable ownership interest for an entity other than a corporation).

      12. CONFIDENTIALITY.

      12.1 Each Party acknowledges that as a result of this Agreement it may learn and have access to trade secrets and other confidential and proprietary information of the other Party through employees, representatives and/or agents acting on behalf of or subcontracted to either Party (collectively the "Representatives"), including without limitation, financial information, information regarding business practices and techniques, and systems and technology information, or any information identified as confidential in writing by either Party (the "Confidential Information"). For purposes of this Agreement, Confidential Information shall not include information disclosed by one Party to the other Party to the extent that such information can be proven by written evidence: (a) to be in the public domain or generally available in the industry in which the disclosing Party engages in business without any violation of this Agreement by the other Party; (b) is already legally known to the other Party or any of its Affiliates at the time of its disclosure by the disclosing Party; (c) becomes known to the other Party or any of its Affiliates from a third party without any obligation of confidentiality or limitation on use; or (d) is independently developed by the other Party or any of its Affiliates prior to the date of its disclosure. The specific material terms of this Agreement shall be deemed to be the Confidential Information of each Party. Confidential Information shall not be deemed to be in the public domain or publicly known or in the receiving Party's possession because it is embraced by more general information in the receiving Party's possession or because it is embraced in general terms in publications.

      12.2 Neither Party shall, directly or indirectly, at any time: (a) disclose to any third person or entity any Confidential Information of the other Party (whether learned before or after the date of this Agreement), or (b) use, or permit or assist any third person or entity to use, any such Confidential Information, excepting only: (i) disclosures required by law, rule, regulation or order, as reasonably determined by the disclosing Party or its legal counsel, and (ii) disclosures on a confidential basis to directors, officers, employees, and agents of that Party or its Affiliates who have a reasonable need to know such Confidential Information in the normal course of business of that Party or any of that Party's Affiliates.

      12.3 The obligations of confidentiality hereunder shall survive the termination of this Agreement for a period of three (3) years. Upon termination of this Agreement (for any reason) each Party shall promptly: (i) return to the other Party all documentation and other materials (including copies of original documentation or other materials) containing any Confidential Information of the other Party; or (ii) with the other Party's consent, which consent will not be unreasonably withheld, certify to the other Party, pursuant to a certificate in form and substance reasonably satisfactory to the other Party, as to the destruction of all such documentation and other materials.

      13. INDEMNIFICATION. Each Party shall indemnify, defend and hold harmless the other Party and its parent and Affiliates, and each of their directors, officers, employees, agents, and representatives from and against all claims, liabilities, losses, damages, costs, and expenses, including, without limitation, reasonable attorneys' fees ("Liability") to a third party or property arising directly or indirectly out of any failure of that Party to perform fully all obligations and conditions to be performed by that Party pursuant to this Agreement or any breach of any warranty made by that Party in this Agreement. Client further agrees to indemnify, defend and hold harmless CORD, its parent and Affiliates and each of their directors, officers, employees, agents and representatives from any and all Liability arising directly or indirectly out of injury or death to person or property alleged to have been caused by Client's Product.

      14. LIMITATION OF LIABILITY.  NOTWITHSTANDING THE FOREGOING  PROVISIONS OF
SECTION 13, OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL (SPECIFICALLY EXCEPTING THOSE CONSEQUENTIAL DAMAGES ARISING FROM EACH PARTY'S OBLIGATION TO INDEMNIFY THE OTHER FOR LIABILITY ARISING OUT OF OR RELATING TO THIRD PARTY CLAIMS IN ACCORDANCE WITH SECTION 13 ABOVE), INCIDENTAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

      15. INSURANCE. During the term of this Agreement and for as long thereafter as necessary to cover claims resulting from this Agreement, Client shall maintain: (i) product liability and commercial general liability insurance having a limit of not less than $5 million; and (ii) property damage insurance at replacement value for the Product located at the CORD Facility or in transit to or from the CORD Facility, pursuant to one or more insurance policies with reputable insurance carriers. Cardinal Health, Inc. and its subsidiaries shall be designated as "additional insureds" under the product liability and commercial general liability insurance policy(ies) and under the property damage insurance policy(ies). Prior to the Commencement Date, Client shall deliver to CORD certificates evidencing such insurance. Client shall not cause or permit such insurance to be canceled or modified to materially reduce its scope or limits of coverage during the term of this Agreement or thereafter as provided above. Except for any losses resulting solely from the gross negligence or intentional misconduct of CORD, Client shall bear all risk of loss or damage with respect to the Product, whether located at the Facility or otherwise.

      During the term of this Agreement, CORD shall maintain commercial general liability insurance in the amount of Two Million Dollars ($2,000,000). Client shall be designated as an "additional insured" under such commercial general liability insurance.

      16. DISPUTE RESOLUTION. The Parties agree to use good faith efforts to resolve all disputes within ninety (90) days of written notice that such a dispute exists. If dispute under this Agreement cannot be resolved by the Parties within such sixty (60) day period, the Parties agree to refer the matter to one executive from each Party not directly involved in the dispute for review and resolution. A copy of the terms of this Agreement, agreed upon facts and areas of disagreement, and a concise summary of the basis for each side's contentions will be provided to both executives who shall review the same, confer, and attempt to reach a mutual resolution of the issue within forty-five (45) days after receipt of the materials referenced above. If the matter has not been resolved within such forty-five (45) day period, either or both Parties may pursue resolution of the matter through litigation or other process available under law or equity.

      17. COMPLIANCE WITH PRESCRIPTION DRUG MARKETING ACT.

      17.1 Each Party shall comply with the applicable provisions of the Prescription Drug Marketing Act ("PDMA") and the distribution of the samples of the Product pursuant to this Agreement shall be in accordance with the applicable provisions of the PDMA, including but not limited to the following.

      17.2 Client hereby appoints CORD is an authorized distributor of record (as that term is used in the PDMA) for purposes of distributing samples of the Product.

      17.3 A written request for a sample of the Product to be delivered to a licensed practitioner must be received by CORD prior to the delivery of the sample of the Product. The request must contain the following information:

            (a) The name, address, professional title, and signature of the practitioner making the request;

            (b) The practitioner's State license or authorization number or, where a scheduled drug product is requested, the practitioner's Drug Enforcement Administration number;

            (c) The proprietary or established name and the strength of the drug sample requested;

            (d) The quantity requested;

            (e) The name of the manufacturer (Client) and the authorized distributor of record (CORD), if the drug sample is requested from an authorized distributor of record; and

            (f) The date of the request.

      A written request for a drug sample to be delivered to the pharmacy of a hospital or other health care entity is required to contain, in addition to the information set forth above, the name and address of the pharmacy of the hospital or other health care entity to which the drug sample is to be delivered.

      17.4 Client shall verify with the appropriate State authority that the practitioner requesting the drug sample is licensed or authorized under State law to prescribe the drug product, and shall communicate such verification to CORD prior to shipment of the sample of the Product.

      17.5 The recipient of the drug sample must execute a written receipt that includes the following information when the drug sample is delivered:

            (a) If the drug sample is delivered to the licensed practitioner who requested it, the receipt is required to contain the name, address, professional title and signature of the practitioner or the practitioner's designee who acknowledges delivery of the drug sample; the proprietary or established name and strength of the drug sample and the quantity of the drug sample delivered; and the date of delivery.

            (b) If the drug sample is delivered to the pharmacy of a hospital or other health care entity at the request of a licensed practitioner, the receipt is required to contain the name and address of the requesting licensed practitioner; the name and address of the hospital or health care entity pharmacy designated to receive the drug sample; the name, address, professional title, and signature of the person acknowledging delivery of the drug sample; the proprietary or established name and strength of the drug sample delivered; and the date of delivery.


      The receipt shall be returned to CORD by the carrier.

      18. MISCELLANEOUS.

      18.1 Relationship of the Parties. The relationship among the Parties is that of independent contractors, and this Agreement does not establish or create a partnership, joint venture, or other agency relationship among the Parties.

      18.2 Notices. Any notice or other communication required or desired to be given to any Party under this Agreement shall be in writing and shall be deemed given: (a) three business days after such notice is deposited in the United States mail, first-class postage prepaid, and addressed to that Party at the address for such Party set forth at the end of this Agreement; (b) one business day after delivered to Federal Express, Airborne, or any other similar express delivery service for delivery to that Party at that address; or (c) when sent by facsimile transmission, with electronic confirmation, to that Party at its facsimile number set forth at the end of this Agreement. Any notice delivered by facsimile transmission will be deemed delivered upon electronic confirmation provided the notice is also deposited in the U.S. mail, first-class postage prepaid. Any Party may change its address or facsimile number for notices under this Agreement by giving the other Parties notice of such change.

      18.3 Governing Law. This Agreement shall be construed under the laws of the State of Tennessee, without regard to its conflicts of laws provisions.

      18.4 Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

      18.5 Non-Waiver. No failure by either Party to insist upon strict compliance with any term of this Agreement, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the first Party's right to insist upon strict compliance, to exercise that option, to enforce that right, or to seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect, or constitute a waiver of, that Party's right to demand strict compliance with all provisions of this Agreement.

      18.6 Force Majeure. If the performance of any part of this Agreement by either Party shall be prevented, restricted, interfered with or affected for any length of time by fire or other casualty, government restrictions, war, riots, strikes or labor disputes, lock out, transportation delays, acts of God, or any other causes which are beyond the reasonable control of such Party, such Party shall not be responsible for delay or failure of performance of this Agreement for such length of time, provided, however, that the obligation of one Party to pay amounts due to the other Party shall not be subject to the provisions of this Section.

      18.7 Complete Agreement. This Agreement constitutes the entire understanding between the Parties and supersedes any contracts, agreements or understanding (oral or written) of the Parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both Parties, unless provided otherwise in this Agreement.

      18.8 Assignment. Except as set forth herein, neither Party shall have the right to assign this Agreement, or any of such Party's rights or obligations under this Agreement, without the prior written consent of the other Party, provided, however, that CORD may assign its rights under this Agreement to any parent, subsidiary or affiliate without obtaining such consent. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of the Parties.

      18.9 Independent Contractor. The relationship of the Parties is that of independent contractors, and neither Party shall incur any debts or make any commitments for the other Party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or shall be construed as creating between the Parties the relationship of joint ventures, co-partners, employer/employee, principal and agent, or any other agency relationship.

      IN WITNESS WHEREOF, the undersigned acknowledge and accept the terms of this Agreement and have duly executed this Agreement.

CORD LOGISTICS, INC.                       COLLAGENEX PHARMACEUTICALS


By /s/ Frank C. Wegerson                   By /s/Frank Ruffo
  ----------------------------               --------------------------------
   Frank C. Wegerson
   Vice President and General Manager      Title Sr.  Director of Finance,
                                                 Controller
                                                 ----------------------------

   15 Ingram Boulevard                     41 University Drive, Suite 200
   LaVergne, TN 37086                      Newtown, PA 18940

   Facsimile No.  (615) 793-4783           Facsimile No. 215-579-8577
                                                        ---------------------

                                    EXHIBITS
                                    --------


                         Exhibit A   Operating Guidelines

                         Exhibit B   Fee Schedule

                         Exhibit C   System Access Agreement

                                                                       EXHIBIT A
                                                                       ---------

                              OPERATING GUIDELINES

                                                                       EXHIBIT B
                                                                       ---------

                                  FEE SCHEDULE

--------------------------------------------------------------------------------
DISTRIBUTION SERVICES
  Monthly per pallet refrigerated storage                               $   [**]
  Monthly per pallet ambient storage                                    $   [**]
  Product pick/pack/stage - per line (1)                                $   [**]
  Representative Sample Product pick/pack/stage - (first case)(1)       $   [**]
  Representative Sample Product pick/pack/stage - (each add'l case)(1)  $   [**]
  Monthly distribution system access and use (2)                        $   [**]
  Monthly account management fee (4)                                    $   [**]
  Emergency/International Orders                                        $   [**]
  Packing/Shipping Supplies (3)                              Cost plus [**]% handling fee
     (includes ordering, receiving, storage)
  Outbound Shipping Charges                                  Cost plus [**]% handling fee

CUSTOMER SERVICE
  Monthly fixed fee                                                     $   [**]
  Per order fee & per credit memo fee                                   $   [**]

FINANCIAL SERVICES
  Monthly fixed fee Accounts Receivable Management                      $   [**]
  Per order fee Accounts Receivable Management                          $   [**]
  Monthly fixed fee Chargeback Management                               $   [**]
  Per submission Chargeback Processing & Government Reporting           $   [**]
--------------------------------------------------------------------------------

Note (1): This proposal is based on the distribution of Periostat and Denatplex only, any additional products requiring distribution services will be quoted separately. The pick/pack fee will be tiered as follows:

                  [**] to [**] lines per month              $[**] per line
                  [**] to [**] lines per month              $[**] per line
                  >[**] lines per month                     $[**] per line

Note (2): System access fee includes licenses for two concurrent users. Any additional licenses required by CollaGenex will increase the monthly fee by $[**] per concurrent user.

Note (3): Supplies include boxes, tape, labels, bubble pack, etc. (approx. $[**] to $[**] per shipment), pallets if necessary ($[**] per pallet), and any other CollaGenex requirements.

Note  (4):  The  account  management  fee  includes  the  following:   logistics
management, inventory management, quality assurance (QA), regulatory, receiving, supply control, process set-ups, and process scheduling.

                                                                       EXHIBIT C
                                                                       ---------


                             SYSTEM ACCESS AGREEMENT


      This System Access Agreement ("Agreement") is made as of March 1, 2002 between CORD Logistics, Inc., an Ohio corporation ("Licensor"), and CollaGenex Pharmaceuticals, Inc., a Pennsylvania corporation ("Licensee"), who hereby agree as follows:

      1. Distribution Services Agreement. Licensor and Licensee have entered into a Distribution Services Agreement ("Distribution Agreement") of even date with this Agreement, the terms of which are incorporated by reference.

      2. System Access; Maintenance Obligations. Licensor hereby grants to Licensee a nonexclusive, nontransferable limited license (the "License") to utilize Licensor's Operating System Base Package, consisting of the computer hardware (as set forth below), software, and other components described in the Distribution Agreement as well as future upgrades and maintenance of the base package (collectively, the "System"), for the information processing needs of Licensee in connection with the Services to be provided by Licensor under the Distribution Agreement. Licensee shall maintain during the term of this Agreement the local area network (including without limitation centralized server) and desktop processing requirements for the System as further described in the Distribution Agreement or the Operating Guidelines, a copy of which are attached to the Distribution Agreement as Exhibit A.

      During the term of this Agreement, Licensor shall employ reasonable security measures and policies designed to safeguard the integrity, accessibility, and confidentiality of all of Licensee's data resident on the System and establish and maintain reasonable disaster and emergency recovery plans designed to minimize disruption from System operation interruptions. Licensee shall have the right to review the operation of the System from time to time during regular business hours, upon reasonable prior notice and at a time mutually agreeable by the parties; provided that such reviews shall be conducted in a manner to avoid disruption of Licensor's business operations.

      3. Lease of Hardware. Licensee shall have the right to lease a router ("Hardware") from Licensor during the term of this Agreement, at no additional cost to Licensee, other than the Fee set forth in the Distribution Agreement. The Hardware shall be kept by Licensee (a) subject to inspection by Licensor during regular business hours, upon reasonable prior notice and at a time mutually agreeable by the parties; (b) at Licensee's address, as stated at the end of this Agreement, which Hardware shall not be relocated without the prior written consent of Licensor, which consent shall not be unreasonably withheld;
(c) free of all security interests if any kind whatsoever, liens, encumbrances and other claims; (d) marked with Licensor's identification marks or numbers and if requested by Licensor, conspicuously labeled "supplied by Licensor"; and (e) maintained in good and efficient working order, condition and repair, reasonable wear and tear accepted.

      Licensee shall use the equipment with due care to prevent injury thereto, and to any person or property and in conformity with all applicable laws, ordinances, rules, regulations and other requirements of any insurer or governmental bonding and with all requirements of the manufacturer with respect to use, maintenance and operation of the Hardware. Licensee shall not modify any hardware without the prior written consent of Licensor, which may be granted or withheld in its sole discretion. It is the intention and understanding of both Licensor and Licensee that the Hardware shall be, and at all times remain, separately identifiable personal property of Licensor. Licensee shall not permit any Hardware to be installed in or used, stored or maintained with, any of Licensee's personal property in such manner or under such circumstances that such Hardware might be or become an accession to or confused with such other personal property. Licensee shall not permit such Hardware to be installed in or used, stored or maintained with, any real property in such manner or under such circumstances that any person might acquire any rights in such Hardware paramount to the rights of the Licensor by reason of such Hardware being deemed to be real property or a fixture thereon.

      Licensee shall at all times during the term of this Agreement and until the Hardware has been returned to Licensor, at its own expense, maintain physical damage insurance in the amount of not less than the replacement value of the Hardware. All insurance so maintained shall provide for a thirty (30) day prior written notice to Licensor or its assignees of any cancellation or reduction of coverages; (ii) an option in Licensor or its assignees to prevent cancellation by payment of premiums, (iii) cover the interest of the Licensor and (iv) provide that all insurance proceeds shall be payable to the Licensee and Licensor, as their respective interests may appear at the time of any such payment. Licensor shall be named as an additional insured on any public liability insurance policy so maintained. Upon the request of Licensor, Licensee shall furnish to Licensor satisfactory evidence of any insurance so maintained.

      4. Proprietary Rights. Licensee shall have the right to use the System during the term of this Agreement as expressly provided in paragraphs 1 and 2 of this Agreement, but not otherwise. Licensee shall not assign or otherwise transfer, disclose, copy, modify, re-engineer, sell, license, disassemble, or decompile the System or disclose or permit access to the System or related documentation to any other person or entity. The System and all parts thereof, in all of their tangible and intangible manifestations, all existing or new enhancements, developments, derivative works, and other adaptions or modifications to the System (or any part thereof), and all related proprietary rights, are and shall remain the exclusive property of Licensor. Except for the License and Lease, Licensee shall have no right, title, or interest in or to the System or any part thereof. Upon termination of this Agreement, Licensee shall promptly return to Licensor all portions of the System then in Licensee's possession or under its control in accordance with the term set forth in Section 6 below.

      5. Warranties. Licensee acknowledges that it has had adequate opportunity to review the System and its features and operation, and Licensee accepts the System "AS IS" for its use as contemplated in the Distribution Agreement. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, RELATING DIRECTLY OR INDIRECTLY TO THE SYSTEM OR ANY PART THEREOF, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF QUALITY,

PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

      6. Limitation On Liability. LICENSOR SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING DIRECTLY OR INDIRECTLY OUT OF THE USE OR INABILITY TO USE THE SYSTEM OR ANY PART THEREOF, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER CLAIMED UNDER CONTRACT, TORT, OR ANY OTHER LEGAL THEORY.

      IF ANY OF THE LIMITATIONS ON THE LIABILITY OF LICENSOR CONTAINED IN THIS AGREEMENT ARE FOUND TO BE INVALID OR UNENFORCEABLE FOR ANY REASON, THEN LICENSOR AND LICENSEE EXPRESSLY AGREE THAT THE MAXIMUM AGGREGATE LIABILITY OF LICENSOR FOR ALL CLAIMS RELATING TO THE SYSTEM SHALL NOT EXCEED 100% OF THE AGGREGATE BASE PACKAGE FEES PAID BY LICENSEE TO LICENSOR FOR LICENSEE'S USE OF THE SYSTEM UNDER THE DISTRIBUTION AGREEMENT.

     7. Taxes. Licensee shall pay when due all sales, use, gross receipts, excise, property, and other taxes (other than taxes based upon Licensor's net income) now or hereafter imposed as a result of the transactions contemplated by this Agreement.

      8.  System  Availability.   The  System  shall  be  available  for  access
twenty-four (24) hours a day, seven (7) days a week, except for scheduled maintenance periods.

     9. Term. The term of this Agreement shall begin upon Licensee's initial use of the System as evidenced by the first entry of inventory into the System (which may be a date earlier than the Commencement Date specified for the Distribution Agreement) and shall end: (a) automatically upon the termination of the Distribution Agreement (for any reason), or (b) on any earlier date specified by Licensee in notice to Licensor given not less than ninety (90) days prior to the specified termination date; provided that: (i) paragraphs 4 through 10 inclusive shall survive the termination of this Agreement, and (ii) no termination of this Agreement shall affect any liabilities arising from, or based upon, acts or omissions occurring prior to such termination.

      10. Expiration/termination. Licensee shall continue to have access to the System for a reasonable period of time (not be exceed ninety (90) days) following termination of this Agreement solely for purposes of retrieving and transferring to a separate system Licensee's data relating to its pre-termination operations, and Licensor shall reasonably cooperate with Licensee to preserve the integrity and accessibility of Licensee's data during such period; provided that, during such period, Licensee shall continue to pay the full Base Package and other fees payable by Licensee under the Distribution Agreement and comply with all other requirements imposed upon Licensee under this Agreement.

      Upon the expiration of this Agreement, Licensee shall return the Hardware to Licensor in the same condition and configuration as received, receivable wear and tear accepted.

      11. Notices. Any notice or other communication required or desired to be given to either Party under this Agreement shall be in writing and shall be deemed given: (a) five (5) days after mailing, if deposited in the United States mail, first-class postage prepaid, and addressed to that Party at its address set forth at the end of this Agreement; (b) when received if delivered to Federal Express or any other similar overnight delivery service for delivery to that Party at that address; or (c) when sent by facsimile transmission, with electronic confirmation, to that Party at its facsimile number set forth at the end of this Agreement. Either Party may change its address or facsimile number for notices under this Agreement by giving the other Party notice of such change.

      12. Remedies. Licensee shall indemnify Licensor and its affiliates, directors, officers, employees, agents, and representatives against all claims, liabilities, losses, damages, costs, and expenses (including without limitation reasonable attorneys' fees) arising directly or indirectly out of any failure of Licensee to perform fully all obligations and conditions to be performed by Licensee pursuant to this Agreement. Licensee acknowledges that in the event of any violation by it of any of the provisions of paragraph 2 (Proprietary Rights) of this Agreement, Licensor would suffer irreparable harm and its remedies at law would be inadequate. Accordingly, in the event of any violation or attempted violation of any such provisions by Licensee, Licensor shall be entitled, in addition to any other rights or remedies which may be available to Licensor, to a temporary restraining order, temporary and/or permanent injunctions, specific performance, and other equitable relief, without the showing of irreparable harm, injury, damage or the inadequacy of damages, and without the necessity of the posting of any bond.

      13. Force Majeure. Notwithstanding any other provisions of this Agreement or the Distribution Agreement to the contrary, each Party's obligations under this Agreement (exclusive of payment obligations) shall be excused if and to the extent that any delay or failure to perform such obligations is due to fire or other casualty, government restrictions, war, riot, strikes or labor disputes, acts of God, or other causes beyond the reasonable control of that Party; provided, however, that any party hindered by such condition beyond its reasonable control must employ reasonable efforts to overcome such hindrance as promptly as practicable.

      14. Successors. Licensee shall not assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Licensor, which consent shall not be unreasonably withheld. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each Party.

      15. Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. If and to the extent that any court of competent jurisdiction determines that it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

      16. Complete Agreement. This Agreement (together with the Distribution Agreement, which is hereby incorporated herein by reference) constitutes the entire Agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous discussions, negotiations, representations, warranties, or Agreements relating to the subject matter of this Agreement. This Agreement may not be amended or otherwise modified except by a written instrument signed by each Party.


IN WITNESS WHEREOF, the undersigned acknowledge and accept the terms of this Agreement and have duly executed this Agreement.


CORD LOGISTICS, INC.                       COLLAGENEX PHARMACEUTICALS


By /s/ Frank C. Wegerson                   By /s/Frank Ruffo
  ----------------------------               --------------------------------
   Frank C. Wegerson
   Vice President and General Manager      Title Sr.  Director of Finance,
                                                 Controller
                                                 ----------------------------

   15 Ingram Boulevard                     41 University Drive, Suite 200
   LaVergne, TN 37086                      Newtown, PA 18940

   Facsimile No.  (615) 793-4783           Facsimile No. 215-579-8577
                                                        ---------------------